Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
As of December 31, 2025, QXO, Inc. (“QXO,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our common stock, par value $0.00001 per share, and (ii) depositary shares (“Depositary Shares”), each representing a 1/20th interest in a share of our 5.50% Series B Mandatory Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”).
The following is a description of the material terms of our capital stock, as well as other material terms of the Company’s Fifth Amended and Restated Certificate of Incorporation (as amended, the “Amended and Restated Charter”), Amended and Restated Bylaws (the “Amended and Restated Bylaws”) and other relevant documents. This description is only a summary. You should read it together with the Company’s Amended and Restated Charter and Amended and Restated Bylaws, which are included as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) and incorporated herein by reference.
QXO’s authorized capital stock is comprised of 2,010,000,000 shares, consisting of (i) 2,000,000,000 shares of QXO’s common stock, par value $0.00001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by QXO’s board of directors.
As of December 31, 2025, there were 674,547,217 outstanding shares of the Company’s common stock and 1,575,000 outstanding shares of the Company’s preferred stock.
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
The holders of QXO common stock are entitled to one vote per share on all matters submitted to a vote of QXO’s stockholders (including the election or removal of directors), and do not have cumulative voting rights. Except as otherwise provided in the Amended and Restated Charter or as required by law, all matters to be voted on by QXO’s stockholders will be approved if votes cast in favor of the matter exceed the votes cast opposing the matter at a meeting at which a majority of the outstanding shares entitled to vote on such matter is represented in person or by proxy.
Dividend Rights
Holders of QXO common stock will share equally in any dividends that may be declared by QXO’s board of directors out of assets or funds legally available therefor, subject to the rights of the holders of any outstanding preferred stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of QXO’s affairs, holders of QXO common stock would be entitled to share ratably in QXO’s assets that are legally available for distribution to stockholders. If QXO has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, QXO must pay the applicable distribution to the holders of its preferred stock before it may pay distributions to the holders of QXO common stock.
Other Rights
Holders of QXO common stock do not have preemptive, subscription, redemption or conversion rights. All outstanding shares of QXO common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of QXO common stock will be subject to those of the holders of any shares of preferred stock that QXO may issue in the future.
Preferred Stock
QXO’s board of directors is authorized to provide for one or more series of preferred stock and to fix the terms of such preferred stock, including the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preferences and to fix the number of shares to be included in any such series without any further vote or action by QXO’s stockholders. Any preferred stock so issued may rank senior to QXO’s common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of QXO without further action by the stockholders and may adversely affect the voting and other rights of the holders of QXO common stock.
Convertible Perpetual Preferred Stock
The following is a summary of the material terms of the Company’s convertible perpetual preferred stock (the “Convertible Perpetual Preferred Stock”) as contained in the Certificate of Designation of Convertible Perpetual Preferred Stock of the Company (the “Convertible Perpetual Preferred Stock Certificate of Designation”). The following description of the Convertible Perpetual Preferred Stock is not complete and is qualified in its entirety by reference to the complete text of the Convertible Perpetual Preferred Stock Certificate of Designation, a copy of which is included as an exhibit to the Company’s 2025 Annual Report and incorporated herein by reference.
Authorized Shares and Liquidation Preference
The Company has designated 1,000,000 authorized shares of preferred stock as Convertible Perpetual Preferred Stock. Each share of Convertible Perpetual Preferred Stock has an initial liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $1,000,000,000.
Ranking
The Convertible Perpetual Preferred Stock ranks, with respect to dividend rights and distribution of assets upon liquidation, winding-up or dissolution, senior to the Company’s common stock, senior to the Series B Preferred Stock (as defined below) and senior to each other class or series of capital stock, whether outstanding or established after the date of issuance of the Convertible Perpetual Preferred Stock, the terms of which do not expressly provide that it ranks senior to or on parity with the Convertible Perpetual Preferred Stock as to payment of dividends and distribution of assets upon liquidation, winding-up or dissolution. The Convertible Perpetual Preferred Stock ranks on parity with or junior to each class or series of capital stock, the terms of which expressly provide for a pari passu or senior ranking, respectively, relative to the Convertible Perpetual Preferred Stock.
Dividends
Dividends on the Convertible Perpetual Preferred Stock are payable quarterly, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of the assets legally available for the payment of dividends, on the 15th calendar day (or the following business day if the 15th is not a business day) of January, April, July and October of each year at the rate per annum of 9% per share on the then-applicable liquidation preference (subject to the following paragraph). The amount of dividends payable for any period that is shorter or longer than a full quarterly dividend period, other than for the period commencing on the issuance date and ending on the first date after issuance on which the Convertible Perpetual Preferred Stock would be entitled to a dividend payment, will be computed on the basis of a 360-day year consisting of twelve 30-day months.
In the event that the Company pays dividends on shares of its common stock in any dividend period with respect to the Convertible Perpetual Preferred Stock, then the dividend payable in respect of each share of Convertible Perpetual Preferred Stock for such period will be equal to the greater of (a) the amount otherwise payable in respect of such share of Convertible Perpetual Preferred Stock in accordance with the foregoing paragraph and (b) the product of (i) the aggregate dividends payable per share of the Company’s common stock in such dividend period multiplied by (ii) the number of shares of the Company’s common stock into which such share of Convertible Perpetual Preferred Stock is then convertible.
A dividend period with respect to a dividend payment date is the period commencing on the preceding dividend payment date or, if none, the date of original issuance, and ending on the day immediately prior to the next dividend payment date.
The Company will make each dividend payment on the Convertible Perpetual Preferred Stock in cash.
Accretion
If the Company is unable, or otherwise fails, to pay dividends in cash and in full on the Convertible Perpetual Preferred Stock on any dividend payment date, the then-applicable liquidation preference on each share of Convertible Perpetual Preferred Stock will be increased automatically as of the first day of the immediately succeeding dividend period by the amount of the unpaid dividends. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the liquidation preference of each share of Convertible Perpetual Preferred Stock, including such accreted dividends, determined as of the first day of the relevant dividend period. The Company may pay all or a portion of any dividends so accreted on any regular dividend payment date, or any other date fixed by the Board of Directors of the Company or a duly authorized committee thereof.
Payment Restrictions
No dividends or other distributions may be declared or paid on any capital stock of the Company ranking on parity with or junior to the Convertible Perpetual Preferred Stock (including the Company’s common stock), other than dividends and distributions payable solely in stock and cash paid in lieu of fractional shares, and no such capital stock may be redeemed or repurchased by or on behalf of the

Company, unless all accrued and unpaid dividends have been paid on the Convertible Perpetual Preferred Stock and any capital stock of the Company ranking on parity with the Convertible Perpetual Preferred Stock. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Perpetual Preferred Stock and any parity stock, dividends may be declared and paid on the Convertible Perpetual Preferred Stock and such parity stock so long as the dividends are declared and paid pro rata.
Liquidation
In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Convertible Perpetual Preferred Stock will be entitled, before any distribution to the holders of shares of the Series B Preferred Stock (as defined below) or Company’s common stock or any other junior capital stock, and subject to the rights of the Company’s creditors, to receive an amount equal to the greater of (a) the aggregate accreted liquidation preference on their shares of Convertible Perpetual Preferred Stock plus an amount equal to any accrued and unpaid dividends (whether or not declared) for the then-current dividend period and (b) the payment or distribution to which such holders would have been entitled if their shares of Convertible Perpetual Preferred Stock were converted into shares of the Company’s common stock immediately before such liquidation, dissolution or winding-up (without accounting for the accreted liquidation preference otherwise payable).
Voting Rights
Holders of Convertible Perpetual Preferred Stock will vote together with the holders of the Company’s common stock on an “as-converted” basis on all matters, except as otherwise required by law. In addition, the approval of the holders of at least a majority of the outstanding shares of the Convertible Perpetual Preferred Stock, voting separately as a single class, will be required (a) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Convertible Perpetual Preferred Stock Certificate of Designation, (b) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Amended and Restated Charter or the Amended and Restated Bylaws if such amendment, alteration or repeal would have an adverse effect on the powers, preferences, privileges or rights of the holders of the Convertible Perpetual Preferred Stock, (c) to authorize, create, issue or increase the authorized amount of, or issue or authorize any obligation or security convertible into exchangeable for or evidencing a right to purchase, any capital stock of the Company ranking on parity with or senior to the Convertible Perpetual Preferred Stock, (d) to reclassify any authorized capital stock of the Company into any parity stock or senior stock, or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any parity stock or senior stock, or (e) for any increase or decrease in the authorized number of shares of Convertible Perpetual Preferred Stock or the issuance of shares of Convertible Perpetual Preferred Stock after the date of issuance of the Convertible Perpetual Preferred Stock.
Conversion
The Convertible Perpetual Preferred Stock is convertible at any time, in whole or in part, at the option of the holder thereof into a number of shares of the Company’s common stock equal to the then-applicable liquidation preference divided by the then-applicable conversion price, which, as of December 31, 2025, is $4.566 per share of the Company’s common stock.
The Convertible Perpetual Preferred Stock has the benefit of customary anti-dilution adjustments.

Redemption
The Convertible Perpetual Preferred Stock is not redeemable or subject to any required offer to purchase.
Series B Preferred Stock
The following is a summary of the material terms of the Company’s Series B Preferred Stock as contained in the Certificate of Designations of 5.50% Series B Mandatory Convertible Preferred Stock (the “Series B Certificate of Designations”). The following description of the Series B Preferred Stock is not complete and is qualified in its entirety by reference to the complete text of the Series B Certificate of Designations, a copy of which is included as an exhibit to the Company’s 2025 Annual Report and incorporated herein by reference.
Authorized Shares and Liquidation Preference
The Company has designated 575,000 shares of preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has a liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $575,000,000.
Ranking
The Series B Preferred Stock ranks, with respect to dividend rights and distribution of assets upon liquidation, winding-up or dissolution, senior to the Company’s common stock and each other class or series of capital stock, whether outstanding or established after the date of issuance of the Series B Preferred Stock, the terms of which do not expressly provide that it ranks senior to or parity with the Series B Preferred Stock as to payment of dividends and distribution of assets upon liquidation, winding-up or dissolution. The Series B Preferred Stock ranks on parity with or junior to each class or series of capital stock, the terms of which expressly provide for a pari passu or senior ranking, respectively, relative to the Series B Preferred Stock. The Series B Preferred Stock ranks junior to the Convertible Perpetual Preferred Stock.
Dividends
Dividends on the Series B Preferred Stock are payable quarterly, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of the assets legally available for the payment of cumulative dividends, on February 15, May 15, August 15 and November 15 of each year to, and including May 15, 2028, commencing on, and including August 15, 2025, at the rate per annum of 5.50% on the liquidation preference of $1,000 per share. The Company will make each dividend payment on the Series B Preferred Stock in cash, by delivery of shares of the Company’s common stock or through any combination of cash and shares of the Company’s common stock, as determined by the Board of Directors of the Company.
Payment Restrictions
No dividends or other distributions may be declared or paid on any capital stock of the Company ranking on parity with or junior to the Series B Preferred Stock (including the Company’s common stock), other than dividends and distributions payable solely in stock, cash paid in lieu of fractional shares and certain other exceptions, and no such capital stock may be redeemed or repurchased by or on behalf of the Company, unless all accrued and unpaid dividends have been paid on the Series B Preferred Stock and any capital stock of the Company ranking on parity with the Series B Preferred Stock. Notwithstanding the foregoing, when dividends on shares of the Series B Preferred Stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the Series B Preferred Stock such that the respective amounts of such dividends are declared pro rata.
Liquidation
In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B Preferred Stock will be entitled before any distribution to the holders of shares of the Company’s common stock or any other junior capital stock, and subject to the rights of the Company’s creditors and holders of any senior stock (including the Convertible Perpetual Preferred Stock), to receive a liquidation preference in the amount of $1,000 per share of the Series B Preferred Stock, plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the Company’s assets available for distribution to the Company’s stockholders.
Voting Rights
Whenever dividends on any shares of Series B Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not consecutive dividend periods, the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, will be entitled at the Company’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of the Company’s Board of Directors; provided that the election of any such directors will not cause the Company to violate the corporate governance requirements of the New York Stock Exchange. In the event of a nonpayment, the Company will increase the number of directors on the Company’s Board of Directors by two, and the new directors will be elected at an annual or special meeting of stockholders called by the Company’s Board of Directors, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Series B Preferred Stock or of any other series of voting preferred stock, and at each subsequent annual meeting, so long as the holders of Series B Preferred Stock continue to have such voting rights.
So long as any shares of Series B Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock given in person or by proxy, either in writing or at a meeting: (i) authorize or create, or increase the authorized amount of, any senior stock; (ii) amend, alter or repeal the provisions of the Amended and Restated Charter or the Series B Certificate of Designations so as to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Series B Preferred Stock; or (iii) consummate a binding share exchange or reclassification involving the shares of Series B Preferred Stock or a merger or consolidation of the Company with or into another entity, unless the Series B Preferred Stock remains outstanding or is replaced by preference securities with terms no less favorable to holders in any material respect, in each case, subject to certain exceptions.
Conversion
The Series B Preferred Stock will automatically convert on the mandatory conversion date, into a number of shares of the Company’s common stock equal to the conversion rate.

The conversion rate, which is the number of shares of the Company’s common stock issuable upon conversion of each share of Series B Preferred Stock on the mandatory conversion date (excluding any shares of the Company’s common stock issued in respect of accumulate but unpaid dividends, if any) is as follows:
•if the applicable market value of the Company’s common stock is greater than the “threshold appreciation price” (which is initially $20.2126), then the conversion rate is 49.4740 shares of common stock per share of Series B Preferred Stock, which is approximately equal to $1,000 divided by the threshold appreciation price;
•if the applicable market value of the Company’s common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price” (which is initially $16.5000), then the conversion rate is equal to $1,000 divided by the applicable market value of common stock, rounded to the nearest ten-thousandth of a share, which will be between 49.4740 and 60.6060 shares of common stock per share of Series B Preferred Stock; or
•if the applicable market value of the Company’s common stock is less than the initial price, then the conversion rate will be 60.6060 shares of common stock per share of Series B Preferred Stock, which is approximately equal to $1,000 divided by the initial price.
The Series B Preferred Stock has the benefit of customary anti-dilution adjustments.
Additionally, holders of Series B Preferred Stock may elect to convert their shares of Series B Preferred Stock upon a fundamental change of the Company. A fundamental change includes (i) a person or group acquiring beneficial ownership of more than 50% of the Company’s common stock, (ii) the sale of substantially all our assets or recapitalization, reclassification, change, merger, or consolidation of our common stock into other securities or assets, and (iii) our common stock ceasing to be listed on the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors). Shares of Series B Preferred Stock may be converted, in part or in whole, at the conversion rate set forth in the Series B Certificate of Designations.
Redemption
The Series B Preferred Stock is not redeemable or subject to any required offer to purchase. However, at the Company’s option, the Company may purchase the Series B Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.
Depositary Shares
General
Each Depositary Share represents a 1/20th interest in a share of the Series B Preferred Stock. Subject to the terms of the Deposit Agreement, dated as of May 27, 2025, among the Company and Equiniti Trust Company, LLC, acting as Depositary, and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”), the Depositary Shares will be entitled to all powers, preferences and special rights of the Series B Preferred Stock, as applicable, in proportion to the fraction of a share of the Series B Preferred Stock those Depositary Shares represent.

Dividend Rights
Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of the Series B Preferred Stock. So long as the Depositary Shares are held of record by the nominee of The Depositary Trust Company (“DTC”), declared cash dividends in respect of the Depositary Shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Depositary Shares in accordance with the instructions of such beneficial owners. Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series B Preferred Stock.
Voting Rights
Because each Depositary Share represents a 1/20th interest in a share of the Series B Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Series B Preferred Stock under those circumstances in which holders of the Series B Preferred Stock are entitled to a vote.
When the bank depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the bank depositary will send notice to the record holders of the Depositary Shares relating to the Series B Preferred Stock. Each record holder of Depositary Shares may instruct the bank depositary as to how to vote the amount of the Series B Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The bank depositary will abstain from voting shares of the Series B Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing the Series B Preferred Stock.
With the consent of the record holders of at least a majority of the aggregate number of Depositary Shares then outstanding, the Depositary Shares and any provisions of the Deposit Agreement may at any time and from time to time be amended, altered or supplemented by agreement between us and the bank depositary; provided that, without the consent of each record holder of an outstanding Depositary Share affected, no such amendment, alteration or supplement will:
•reduce the number of Depositary Shares the record holders of which must consent to an amendment, alteration or supplement of the Depositary Shares or the Deposit Agreement;
•reduce the amount payable or deliverable in respect of the Depositary Shares or extend the stated time for such payment or delivery;
•impair the right, subject to certain requirements set forth in the Deposit Agreement, of any owner of Depositary Shares to surrender any receipt evidencing such Depositary Shares to the bank depositary with instructions to deliver to it the Series B Preferred Stock and all money and/or other property represented thereby;
•change the currency in which payments in respect of the Depositary Shares or any receipt evidencing such Depositary Shares is made;
•impair the right of any record holder of Depositary Shares to receive payments or deliveries on its Depositary Shares on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

•make any change that materially and adversely affects the conversion rights of any record holder of Depositary Shares; or
•make any change that materially and adversely affects the voting rights of any record holder of Depositary Shares.
No Preemptive or Redemption Rights
The Depositary Shares are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions. However, the Company may purchase Depositary Shares from time to time in the open market, by tender offer, exchange offer, or otherwise.
Conversion Rights
Because each Depositary Share represents a 1/20th interest in a share of the Series B Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, each as set forth in the Series B Certificate of Designations.
On any conversion date for the Series B Preferred Stock, each Depositary Share corresponding to the shares of the Series B Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of the Company’s common stock and the amount of any cash received by the bank depositary upon conversion of each share of the Series B Preferred Stock.
After delivery of the Company’s common stock by the transfer agent to the bank depositary following conversion of the Series B Preferred Stock, the bank depositary will transfer the proportional number of shares of the Company’s common stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of the Company’s common stock.
No fractional shares of common stock will be issued to holders of the Depositary Shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of Depositary Shares of any holder that are converted, that holder will be entitled to receive a cash adjustment (computed to the nearest cent).
Liquidation
Any final distribution in respect of the Series B Preferred Stock in connection with any liquidation, winding-up or dissolution of the Company shall be distributed to the record holders of the depositary receipts pursuant to the Deposit Agreement.
Withdrawal Rights
A holder of 20 Depositary Shares may withdraw the share of the Series B Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares. A holder who withdraws shares of Series B Preferred Stock (and any such cash or other property) will not be required to pay any stock transfer and documentary stamp taxes or duties relating to the issuance or delivery of such shares of Series B Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Series B Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of the Series B Preferred Stock will not have the right under the Deposit Agreement to deposit such shares with the bank depositary in exchange for Depositary Shares.
Charges of Bank Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the Series B Preferred Stock. Except where stated otherwise, holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Series B Preferred Stock upon surrender of depositary receipts, as are expressly provided in the Deposit Agreement to be for their accounts.
Certain Corporate Anti-Takeover Provisions
Certain provisions in our Amended and Restated Charter and Amended and Restated Bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including attempts that might result in a premium being paid over the market price for shares held by stockholders.
Election and Removal of Directors
Our Amended and Restated Charter provides that, subject to the rights of the holders of any series of preferred stock, our directors are elected at an annual meeting of stockholders for terms expiring at the next annual meeting of stockholders. Subject to the rights of the holders of any series of preferred stock, any director may be removed, with or without cause, at any time, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors.
Action by Written Consent; Special Meetings of Stockholders
Pursuant to our Amended and Restated Charter, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing by such stockholders.
Our Amended and Restated Charter provides that, subject to the rights of the holders of any series of preferred stock, special meetings of our stockholders may be called at any time only by or at the direction of the chair of the board of directors, the lead independent director (if one has been appointed) or our board of directors pursuant to a resolution adopted by a majority of the board of directors.
Advance Notice Procedures
Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Our Amended and Restated Bylaws may have the effect of precluding the conduct of certain business proposals or nominations at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Authorized but Unissued Shares
Our authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our board of directors may by resolution establish one or more series of preferred stock and fix the rights, powers (including voting powers) and preferences, and the qualifications, limitations and restrictions thereof, of each such series, and may issue shares of any such series of preferred stock from time to time. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Limitations on Liability and Indemnification of Officers and Directors
Our Amended and Restated Charter eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our Amended and Restated Charter also provides that we will provide our directors and officers with customary rights to indemnification and advancement of expenses.
Listing
Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “QXO.”
The Depositary Shares are listed on the New York Stock Exchange under the trading symbol “QXO.PRB.”
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s common stock, preferred stock and Depositary Shares is Equiniti Trust Company, LLC.